SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
October 31, 2007
9:00 am CT

Operator:	Good morning ladies and gentlemen. My name is Tina and I will be your conference operator today. At this time I would like to welcome everyone to the Savient Pharmaceuticals 2007 third quarter financial results conference call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad.

If you would like to withdraw your question press star, then the number 2 on your telephone keypad. Thank you. I will now turn the call over to Mr. Brian Hayden, Chief Financial Officer. Please go ahead sir.

Brian Hayden:	Thank you Tina. Good morning and thank you for participating in today’s third quarter conference call. We issued a press release late yesterday providing results for the third quarter and for the nine months ended September 30, 2007 describing the company’s financial results and highlights.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

This press release is available on our website at www.savient.com. Before we begin I’d like to read our Safe Harbor statement. Comments made by management during this conference call will contain forward looking statements that involve risks and uncertainties regarding the operations and future results of Savient Pharmaceuticals.

We encourage you to review the company’s past and future filings with the Securities and Exchange Commission, including without limitation, the company’s quarterly reports on Form 10Q and our annual report on Form 10K which identify specific factors that may cause actual results for events to differ materially from those described in the forward looking statements.

In particular, we need to stress that when we discuss information regarding the development program for Puricase, or the possibility of obtaining regulatory approval for our products in the United States and outside of the United States, no inference of the overall success of the development program and no guarantee of approval can be implied as these matters are subject to a number of risks and uncertainties.

Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast, October 31, 2007. We undertake no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

Joining us on the call this morning are other members of our senior management team including Philip Yachmetz, our Chief Business Officer, Paul Hamelin, our Head of Commercial Operations, Dr. Zeb Horowitz, our Chief Medical Officer and Dr. Robert Lamm, our Head of Quality and Regulatory Affairs.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

With that said I’d like to turn the call over to Christopher Clement, our President and Chief Executive Officer.

Christopher Clement:	Well thank you Brian. Good morning and thank you for joining us today.

As we have now completed the third quarter of the year, I will provide an overview with the key highlights to this period. Following the key highlights Brian will discuss our third quarter and year to date financial results.

I will then finish with an overview of upcoming activities for the fourth quarter before our Q&A session. On October 16th we announced completion of the in life portion of our two pivotal phase three clinical trials for Puricase.

These studies were designed to assess the safety and efficacy of Puricase therapy to control hyperuricemia and clinical consequences in patients for whom conventional therapy is contraindicated or has been ineffective.

First, I’d like to thank our clinical investigators, patients and contract research organizations for their participation and dedication to this important study. In addition, I’d like to thank all the employees of Savient for their efforts in achieving this milestone.

Now I’d like to provide some further detail around the level of patient participation in the phase three program and the open label extension studies. Please keep in mind that while the patient portion of the study has been completed we are still blinded to treatment assignments.

So for the phase three studies a total of 225 patients were randomized in the two phase three clinical trials. 212 patients received at least one dose of study drug, Puricase or placebo, which we believe will define the intent to treat population.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Across the three arms of the trials 165 patients completed all phase three visits, which approximates our overall power assumptions for the primary endpoint. Because these studies have not yet been unblended, we cannot comment on the treatment assignments of completed patients.

As patients completed participation in the phase three studies, they were invited to enroll in a 12 months open label extension study where they could elect to receive either 8 mg of Puricase once every two weeks, 8 mg of Puricase once every four weeks or to be followed for observation only with no further treatment with Puricase.

As of last week there were 143 patients enrolled into the open label extension program with an additional 10 patients pending enrollment. This represents a 93% participation rate in the open label extension program.

12 patients are not participating in the open label extension study. The vast majorities of these patients wanted to participate but were not eligible for a variety of reasons.

It’s important to note that 51 patients have participated in the open label extension for greater than six months, meaning some of these patients have been on Puricase treatments for at least a year.

We have already cut data from the open label extension program for safety, efficacy and laboratory assessments of immunoreactivity for submission in the BLA, and will do so again later for inclusion in the 120 day update to FDA post submission.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

We are pleased by the level of patient participation so far and we plan to amend the protocol to allow for a second 12 months of treatments or observation. We encourage patients to remain in the study for observation if they elect not to receive Puricase, so that we may begin to observe how patients respond when Puricase treatment is withdrawn.

The completion of the phase three clinical trials is obviously a critical milestone for Savient. As previously stated, we remain on track to release top line clinical results by year end.

It must be fully understood that we will be able to provide only Savient’s view of the preliminary top line clinical phase three results. This may not be identical to how the FDA or other regulatory bodies ultimately view the study results, as there is always an element of judgment in the evaluation of study data including quantitative study data.

When we report top-line clinical results we plan to provide an overall review of phase three study metrics, such as randomization and discontinue rates by treatment assignments, as well as details on efficacy and safety.

We believe we will be able to report on the primary efficacy endpoint, whether or not the pre-specified level of significance was achieved in each study.

The secondary efficacy endpoints by treatment arm and whether these attained the pre-specified level of significance in each study and in the pool’s analysis. We do not anticipate that the analyses of SF 36 and the HAQ-DI assessing quality of life will be completed at the time top-line clinical efficacy results are released.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Our perspective on safety will be discussed as part of the top-line clinical results, including any important findings such as deaths and serious adverse events, or important clinical laboratory findings. However, we believe that the analyses of the complex and extensive immunoassay work pre-specified in our SPA will not be ready to report at the same time.

We do expect that we will be able to report by treatment assignment for each study. The occurrence of infusion-related adverse events may be related to patients’ discontinuation, hypersensitivity related adverse events.

Now beyond analyzing our phase three clinical results, parallel work has been underway throughout the year with respect to the CMC activities of chemistry manufacturing and controls, which will be a significant component of our planned BLA filings.

The CMC section of the BLA will provide FDA with documentation on the purity, potency and stability of the commercial supply of Puricase. Significant progress has been made in all areas of this technical section, although considered characterization analytical work is still underway.

Prior to year-end, we plan to make a request to the FDA for a pre-BLA meeting to discuss specifics of the CMC section and other relevant components of the planned BLA submission.

The FDA may have comments, suggestions or additional requests coming out of that meeting which could impact the filing date. Our plan is to file the BLA as soon as practicable after the pre BLA meeting.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

In parallel, we continue to make significant progress in the manufacturing and supply chain area as we finalized the completion of the validation activities related to the manufacturing and fill and finish processes of our bulk drug, or API.

As you know, we have successfully completed the validation of Puricase manufacturing processes at our primary supplier for our bulk drug earlier this year.

I am now pleased to announce that we have entered into agreement with Diosynth Biotechnology to serve as our secondary manufacturing source for bulk drug for worldwide distribution.

Diosynth has extensive experience in the manufacturing of clinical and commercial biopharmaceutical products and is a division of Organon which supplies contract manufacturing services for the global biotechnology industry.

The company has an 80 year heritage in biologics manufacturing and is a global leader in technology driven process development and cGMP manufacturing of recombinant proteins, monoclonal antibodies and peptides. Technology transfer and process development activities for Puricase are well underway at Diosynth’s North Caroline facility and we anticipate that supply from this facility will be available by mid 2010.

Also in support of key manufacturing activities, we announced earlier this year the addition of Dr. Peter Clarke as Vice President of Manufacturing.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Peter has over 25 years of biotechnology experience working in both manufacturing and research and joins Savient from Introgen Therapeutics, Inc. where he served as Vice President of Production and Technical Processes.

Peter will work closely with our quality and regulatory affairs and clinical teams in preparing for the BLA filing. His considerable experience with manufacturing and technical processes makes him a strong addition to our ongoing efforts. We would like to take this opportunity to welcome Peter to our team.

So in summary, we are currently on track with our clinical and CMC activities. We will be entering into a critical phase of analyzing data and completing all outstanding activities that will allow us to assemble the BLA package.

The pre BLA meeting with the FDA will provide us with additional insight and guidance as we work towards the critical goal of filing a quality submission. Additionally, we announced that pegloticase has become the official generic name for Puricase, assigned by the USAN council replacing the previously used name of Peguricase.

So at this point let me turn the call over to Brian to take you through our financial performance for the third quarter in detail.

Brian Hayden:	Thanks Chris. I’m going to focus on the results for the third quarter of 2007 and then we’ll briefly touch on some of the highlights of the first nine months of 2007 which results and explanations are fairly consistent with those of the third quarter.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Total revenues for the third quarter were $2.6 million, a reduction of $13.3 million from the same period in 2006. As we reported in our two prior quarterly earnings conference calls in late 2006 and early 2007, we experienced generic competition for our branded product Oxandrin.

We previously indicated that we expected our revenues to decline significantly in 2007 from 2006 levels due to the generic competition. The third quarter Oxandrin sales were $1.3 million down $14.7 million from the third quarter of 2006.

The rate of decline of revenues has been less than we’ve forecasted but still has been significant in relation to the 2006 levels. We did take steps to try to retain a portion of the market by launching our authorized generic called Oxandralone through our marketing partner Watson Pharmaceuticals.

The revenues from the sale of Oxandralone in the third quarter were $1.2 million. Cost of goods sold for the quarter were zero due to a one time adjustment relating to a previously reserved purchase commitment liability for raw material inventory which has now been determined to be useful based on demand rates.

Excluding this one time adjustment our cost of goods sold would have been 12% of sales as compared to 9% in 2006. This is due to the lower margins on revenue from our Oxandralone product.

As anticipated, we continue to increase our research and development expenses in the third quarter of 2007. This was due to the clinical and manufacturing activities for Puricase along with a greater than expected patient enrollment in the open label extension study.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

R&D expenses were $12.1 million in the third quarter of 2007 up from $5.5 million in the third quarter of 2006. Additionally, R&D expenses increased quarter over quarter by $941,000. We expect R&D expenses to continue to increase as our efforts turn to the analysis of the clinical data completion of the CMC activities in preparation for the filing of our BLA in 2008.

Additionally, we continue to support the open label extension study. Selling, general and administrative expenses were $6.8 million, a reduction of $682,000 as compared to the third quarter of 2006.

The lower SG&A expenses were the result of planned reductions and promotions sales and marketing activities for Oxandrin including the elimination of our sales force in the beginning of 2007 due to the generic competition, as well as a reduction in legal expenses and financial compliance consulting activities in 2007.

Some of these reductions and expenses were partially offset by an increase in market research and planning activities related to Puricase as we planned for success from our clinical trials.

For 2007 quarter over quarter SG&A expenses declined $326,000. The net loss from continuing operations in the third quarter was $14.6 million or 28 cents for basic and diluted shares on 52,603,000 shares compared with income from continuing operations in the third quarter of 2006 of $3.4 million or six cents per basic and five cents per diluted share on approximately 61 million shares.

The net loss was anticipated due to the impact of generic competition on our revenues, but more importantly it is primarily due to the impact of the significant development work on Puricase as we have completed our phase three clinical trials.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Let me now touch on some of the year-to-date highlights which explanations are fairly consistent with the activities for the third quarter. Revenues were $12.1 million down $27.2 million from 2006 due to the generic competition for Oxandrin as previously discussed.

R&D expenses were $36.2 million higher by $23.3 million due to the significant clinical and manufacturing work on Puricase in 2007. SG&A expenses were $21.3 million, lower by $5.5 million due to the reduction in Oxandrin marketing costs and the elimination of the Oxandrin sales force and the reduction of financial consulting activities.

Year-to-date net loss was $32 million or 61 cents per basic and diluted share on 52,342,000 shares versus income from continuing operations in 2006 of $7.9 million. You’ll also recall in the third quarter of 2006, we sold our UK subsidiary which yielded $61.2 million of net income after taxes from discontinued operations.

Our balance sheet remains very strong with cash and investments of $153.3 million and no debt. Cash and investments were down $10.4 million for the quarter and lower by $26.1 million from year-end 2006 balances.

We continue to believe we have adequate cash balances for at least the next 24 months which would take us through a commercialization of Puricase based on our current estimates.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

The cash burn in the current quarter was primarily due to our loss from operating activities that resulted from our significant development work on Puricase.

We will continue to use our cash reserves in 2007 as we begin analyzing the results from our clinical trials and begin work on the BLA plans in 2008. You’ll note that there is a $4.6 million income tax receivable on our balance sheet as of September 30, 2007.

In September we filed our 2006 federal income tax return, in which we were able to utilize research tax credits identified from a special study conducted in 2007. As a result, we are able to utilize the research tax credits against our 2006 tax liability, resulting in an earlier than planned tax refund of $4.6 million which was received in October of this year.

Going forward, we will utilize any net operating losses generated in 2007 against our 2006 income tax liability when we file our 2007 federal income tax return in order to recover an additional portion of previously paid taxes from 2006.

With that I’ll now turn the call back over to Chris.

Christopher Clement:	Thank you Brian. While much of our focus and resources at present are allocated to the successful completion of our BLA submission, we have also made considerable progress with our commercial planning activities.

Between now and the end of the year we will have a presence at two key medical conferences which are the premier meetings for physicians and healthcare professionals in the fields of rheumatology and nephrology.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Our presence this year at both the upcoming American Society of Nephrology meeting and the American College of Rheumatology meeting will focus on providing educational activities to raise awareness of gout.

Raising awareness and providing education about gout will continue to be a primary goal of our commercial group, although planning activities are well underway to prepare for a US launch.

We will provide more definitive insight on our US commercial plans once we complete ongoing sales force, reimbursement, pricing and other market research studies.

Our plan still remains to seek a partner outside the US and we are currently engaged in discussions with a number of potential partners, although a final decision will not be made until some time in 2008.

As I’ve stated before, there is no need to partner prematurely as we believe the US registration program will be acceptable to the EU and other countries so that a partner would not be required to participate and manage such studies.

Our goal remains to file in the EU approximately six months after the BLA filing in the US. We are going to take the time necessary in seeking and finalizing a partnership to insure we maximize the value of Puricase outside the US.

In summary, we are pleased with our overall accomplishments to date and look forward to sharing our top line clinical results with you before the end of the year. Now I would like to turn the call over to the operator for questions.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Operator:	Ladies and gentlemen if you would like to ask a question you may do so by pressing star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question will come from the line of Leland Gershell with Cowan and Company.

Leland Gershell:	Hi. Thanks for taking the question. First question is on trial dropouts and powering. You’d mentioned 165 patients completed the phase three versus 225 who entered. That seems to suggest a somewhat higher rate than the 20% or so you’d assumed the trial could tolerate without an impact on powering.

How should we view that dropout rate and powering?

Zeb Horowitz:	Yeah, hi, good morning this is Zeb. I think what you need to do is just think about dropouts in terms of the ITT and the intent to treat population which is 212 patients.

Leland Gershell:	Okay.

Zeb Horowitz:	I think the denominator is important. So it’s 165 patients that completed all visits in the ITT population with a denominator of 212 not 225. The patients who did not get dosed but were randomized didn’t get dosed for a variety of reasons.

They maybe administrative. A patient decided the study was too burdensome to (unintelligible) through, things like that. So I think that the dropout rate is actually as we said in line with our expectation.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Leland Gershell:	Okay. And then one more question before I jump back in the queue. You had mentioned that some patients, 12 patients had not elected to participate in the open label extension. Any particular reasons for non eligibility there?

Zeb Horowitz:	I think you have to bear in mind and this will come out when we report top line results. The baseline characteristics of this population are that they carry a huge amount of comorbidity.

We’ve said before that about 3/4 of our patients are hypertensive, a fair number of them have metabolic syndrome, 25% have osteoarthritis, about 1/3rd of them have a measurable degree of renal failure, some of them quite profound renal failure, about 20% approximately have diabetes, etc., and most of those who did not continue into the open label had comorbidities which would have interfered with their continuing with an every two week visit schedule or an every four week visit schedule.

Both the patients and the physicians just decided they had to deal with those other medical issues.

Leland Gershell:	Okay, great. Thanks for taking the questions.

Zeb Horowitz:	Sure.

Operator:	Your next question will come down from the line of Catherine Xu with Credit Suisse.

Catherine Xu:	Hi. Good morning.

Christopher Clement:	Hi Catherine.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Catherine Xu:	I’m just wondering what were, so the dropout rate you know on the ITT basis about 22% so it’s sort of within your expectations is that, is a little bit higher than 20 but it’s okay if you’re comfortable about that?

Zeb Horowitz:	Yeah and, you know Catherine this is Zeb again, and remember that when we talked about power and assumptions we talked about it in terms of our expected minimum effect size which would hit a P of .05 with 80% power.

And that said you know if, we based that on phase two data so we’re very comfortable with the dropout rate as it is. Now, we are blinded to treatment assignment. So the caveat here of course is if all the dropouts were in one treatment arm that would affect powering much more than saying that they’re spread out in line with the skewed randomization that we had 1 to 2 to 2.

So you know our expectation is that they will be splayed out and not concentrated in one treatment arm. That said, it is in line with our expectation and we’re very pleased about that compared to other clinical trials or even other clinical trials in gout with much higher dropout rate.

Catherine Xu:	Right. You know I that was sort of my next question on the balancing kind of issue. If you cannot see, you know the difference between treatment arms, how about between gout 1, gout 2 in terms of the dropout?

Are they kind of balanced?

Zeb Horowitz:	Yeah they are actually. One trial seemed to have a more severely ill population than the other in terms of baseline characteristics; you know number of flares before the study, number of gout tophi that kind of thing.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

But basically yeah the two trials in terms of dropout seemed to behave similarly.

Catherine Xu:	Okay. And the major reasons fort these dropouts?

Zeb Horowitz:	I’m not prepared to discuss that today.

Catherine Xu:	Okay. And...

Zeb Horowitz:	We’ll discuss that when we report top line results and we understand what the treatment (unintelligible).

Catherine Xu:	Okay. That’s fair enough. And last time you actually commented there has been no, there had been at that time, probably three months ago, no anaphylaxis or (anaphylactoid) reactions arising from the studies. Can you...

Zeb Horowitz:	We never said...

Catherine Xu:	(Unintelligible).

Zeb Horowitz:	We never said that. I’ve never said. What I did say I think, I think, I hope I was clear and I’ll try to be clear now, we consider infusion reactions are anaphylactoid by and large.

We reported an overall infusion reaction rate around 6-1/2% of all infusions given. As we’re blinded to treatment arm I can’t say how many occurred in the placebo versus in the treatment but we’ll discuss that when we do top line results.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

And I have said nothing about patient level events which would include anaphylaxis or other SAEs. And as Chris said, those will be reported when we give top line results.

Catherine Xu:	Okay. Could you just remind us of the powering assumptions for the secondary endpoints, in particular the tophi and the flare endpoints?

Zeb Horowitz:	Sure. Sure. I mean basically what we did was we looked at our very scant anecdotal data from phase two. We looked at the data that (John Sundy) has reported from his FDA supported study. He gave some indication of clinical results at his ACR presentation last year. And we essentially powered the secondaries in line with that. So with tophi we assumed a power of 80% for a P of .05 for a pooled analysis with a 35% responder rate versus 5% in the placebo group.

Now that’s a prospectively planned pooled analysis. With gout flares it was a comparison of the (unintelligible) four, five and six total number of flares in each treatment arm versus placebo. Again 35% difference in, minimum 30% to 35% difference between treatment and placebo in those months again in a pooled analysis and again for an 80% power with a P of .05.

For tender and swollen joints it was similar. I think it was similar for the HAQ-DI and the SF 36 but you’ve got to, the way to think about it is we discussed with the agency what would be the minimum meaningful results?

And that is, if one out of three patients show the benefit the agency said absolutely that would be, verbally that they would consider that meaningful because the power is somewhat artificial here because we didn’t previously assess tender and swollen joints and these other things.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

It’s a bit of a stretch. But keep in mind that it’s always a pooled analysis, that there is no penalty for the multiple tests and there is no pre-specified order. So, each one stands on its own at the .05 level of the pooled analysis. Is that what you were looking for?

Catherine Xu:	Yes.

Zeb Horowitz:	Okay.

Catherine Xu:	Great. Thank you. That’s very...

Zeb Horowitz:	Sure.

Catherine Xu:	...helpful.

Operator:	Your next question will come from Kim Lee with Pacific Growth Equities.

Kim Lee:	Great. Thanks for taking the question. Can you review with us what you do not expect to have in top line data? Was immunoreactivity one of the points?

Zeb Horowitz:	Sure Kim. This is Zeb again. Yeah. I may have it. I just don’t want to promise it because it’s complicated and it requires extensive analysis. So the immunoreactivity data contains multiple measures. We’re looking at antidrug product antibody, anti peg antibody, anti uricase, that is the protein (unintelligible).

We’re doing subtyping IGG/IGM. We’re looking at IGE in all patients who’ve had either an infusion reaction or any question about sensitivity to the drug. We’re looking at, we’re trying to identify circulating immune complexes through a bio marker of CH 50 assay, not a great assay but that’s what we agreed to with the agency.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

And we have a neutralization assay. And all of these assays are being run, still being run now. Its part of the reason we don’t have data complete yet. And I just don’t think I’ll have that analyzed in time to report along with the primary and secondary efficacy and safety data.

Similarly, short form 36 in the HAQ-DI have multiple components within them, each of which has to be analyzed according to pre-specified rules and I don’t want to hold up reporting of top line efficacy and safety data in order to provide the quality of life results. And the reason for that, we consider the quality of life very interesting and important but you, the agency has required two year data in order for that to label it so it becomes of secondary importance to us to report that because we know it’s not highly unlikely to get into the label even if it’s very favorable.

So does that help you with that?

Kim Lee:	Yes, thank you, and one additional question. Can you remind us how many patients that were randomized had valuable gout tophi in the study?

Zeb Horowitz:	Yeah. I think it turned out 71% and we, this is the only feature that we did, we had stratification for. So we insured that patients in placebo in the two treatment arms had appropriate numbers of tophi across those cells.

Kim Lee:	Great. And you think that’s high enough to, of powering to see effect in the secondary endpoints?

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Zeb Horowitz:	Well that’s the big question of course. We estimated what the minimum number would be that we needed. It turns out that the 70% is similar to what we found at baseline in phase two and in phase one and in our 12 month non interventional observational study or the natural history study. So it turns out this kind of patient population has a prevalence around 70% and we believe if the drug effect is at the minimum or better we will be able to have that successful and hit significance in our pooled analysis; but that all depends on the time to effect and the effect size and that remains to be determined if we know that and report that next month.

Kim Lee:	Great. Thanks a lot.

Operator:	Your next question will come from the line of Stephen Dunn with Dawson James.

Stephen Dunn:	Good morning everyone and congratulations on finishing the trial.

Christopher Clement:	Thank you.

Stephen Dunn:	Most of my questions have been answered. I just want one clarification here. The primary endpoint of the 35% improvement, that’s 35% improvement over and above the control arm, or 35% improvement absolute.

Zeb Horowitz:	No, let me clarify this. The primary endpoint is only about uric acid, not about other clinical outcomes. And there it’s quantitative and purely quantitative. The primary endpoint is a 35% responder rate in either treatment arm versus placebo which we give a 5% responder rate to.

And a responder is a patient who normalizes their uric acid during month three and month six. So for that we have 80% power for a P of .05, but you’ve got to recognize it’s very unlikely that a placebo patient could attain that responder, to become a responder, so they maybe a little overpowering in the primary endpoint.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Stephen Dunn:	Okay.

Zeb Horowitz:	The secondary endpoints are those that look at complete responders, partial responders, non responders, that kind of thing with tophi anyway.

Stephen Dunn:	All right. And I guess, not to beat a dead horse, but I guess I’m going to have to here, I guess Chris’s comments on his prepared comments on the power assumptions it would seem to be a little bit more definitive and confident that you know you’re going to meet statistical significance for the primary endpoint at the 212 patients.

And Zeb your language was, is you have confidence.

Zeb Horowitz:	No, no, expressing the fact that the dropout rate is in line with our expectations we do not mean to provide guidance as to whether or not we’re hitting the primary endpoint. We will know that when we do the analysis which has not yet been done because the database isn’t locked and we’re still on (unintelligible).

Stephen Dunn:	Well I realize that. I just meant, I had more definitive from Chris that you have enough there to calculate your statistical significance, not what the actual result will be.

Zeb Horowitz:	That’s the point. If the drug works as expected and it shows an effect we have the patient numbers to support that. That’s all that the statement about dropouts is purporting to make in terms of efficacy.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Stephen Dunn:	Okay. All right guys, again congratulations and I’ll look forward to December.

Christopher Clement:	Thank you.

Operator:	Your next question will come from the line of Leah Hartman with CRT.

Leah Hartman:	Good morning. Zeb I just wanted to clarify, I wasn’t clear, when you said that you had powered the secondary endpoint looking at 70% or 71% of randomized patients, is that randomized and treated or just the randomized? Because you previously mentioned there were certain patients who were randomized but weren’t (unintelligible).

Zeb Horowitz:	Yeah. That’s a good point. Off the top of my head I can’t say it’s 71% of the ITT but I think it is or it’s very, 70%. I think that’s what we hit. But it was the number that sticks in my head for the baseline, the 71% of randomized patients I can go back and look at that.

But I’m pretty confident it’s the same for the ITT.

Leah Hartman:	Okay. And then separately, you may have covered this previously but I just don’t recall, are you intending to have data submitted for upcoming conference presentations and if so what conferences?

Zeb Horowitz:	All I can say is that we’re going to lock the database at the earliest opportunity. We will analyze the results as quickly as we can, as completely as we can with our top line results as early as we can.

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Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

And right now we, our expectation is we will release this before the end of the year. Whether or not it will be available for any conferences I can’t speculate because we haven’t reached the database lock yet.

Christopher Clement:	Yeah. We don’t have any immediate plans. We’ll have to see when we release the top line results and we’ll go from there.

Leah Hartman:	Okay. So prospectively you could be telling us about publication when we have our next call regarding the top line data?

Christopher Clement:	I’m sorry. About publication?

Leah Hartman:	No. I mean, sorry, about you know presenting at conferences out in ’08, if there were any targeted conferences.

Zeb Horowitz:	Yeah, I think, I think...

Leah Hartman:	When you know the strength of the top line you’ll have a better sense.

Christopher Clement:	We’ll be able to give you some insight on that at that point (unintelligible).

Leah Hartman:	Great. Thank you and good luck this quarter.

Christopher Clement:	Thank you.

Operator:	Your next question will come from the line of Michelle Ha with Ferris Baker Watts.

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Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Michelle Ha:	Hi, good morning. A lot of my questions have been answered but I do have one more. How will you test your ability of potential effects? Is there, there is a second 12 months open label extension trial of (unintelligible) is there not?

Zeb Horowitz:	Right Michelle. The phase three data themselves obviously will not speak to durability. And actually the first 12 months study, those few people I think are stopping the drug in the first, although there are plenty of patients who have more time to stop using the drug.

That’s not going to be cut for the BLA in time to talk about durability. We’re implementing a second, an amendment to extend the study for another 12 months. It’s our intention to try and keep a cohort going under observation right through marketing of the drug and out into the early year or two of the market.

That we hope will tell us something about durability of effect. But it will depend on how many patients are willing to keep coming back for visits.

Michelle Ha:	I guess that sort of gets me to my second question. And that’s virtually everyone has elected to continue to gain, not continue but to take Puricase and no one elected to go on observation.

So how will you deal with that going forward?

Zeb Horowitz:	Yeah, well there were, I think three patients selected to go on observation out of the cohort that went into the open label. And a couple of patients have switched. We can’t force them.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

I mean ethically we, in the informed consent, we offer them the opportunity to go on drug if they, you know if they went into the study so that even if they were randomized with placebo arm they still have the chance to try the drug.

All I can tell you is that if patients elect to go on observation we hope to keep them in the context of control trial. We may not get durability data from this for a long time.

We may have to under, if this is something that we’re interested in and want to pursue or if the regulators are interested in this and ask us to pursue it, we may have to design a study where there is a treatment period, followed by an observation period off drug specifically after this data; and inform patients of that up front as part of the informed consent so that they know there will be a period where they’re off drug, still under observation. You just, otherwise we’re just dependent on patients choosing to stop using the drug.

And they may do this or they may not do this.

Michelle Ha:	Great. Thanks a lot.

Operator:	Your next question will come from Carol Werther with Summer Street Research.

Carol Werther:	Oh hi. Thank you for taking my question. Could you just talk a little bit about what’s going to be included in the filing package and how the label might read and whether or not any patients will be re-treated when you’re filing?

Zeb Horowitz:	Okay, let me be brief. And I’ll be addressing only my part of the filing package which is you know all the clinical and talks and preclinical pharmacology data.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

We will include data from every patient that we have exposed the drug. We will not have re-treatment data because we don’t have a cohort of patients who have had a course of treatment stop therapy with a long drug free interval and then re-treatment.

We will try and have a small cohort of what we call re-exposed patients that is patients who may have, who participated in any of the phase one or phase two IV studies.

So either single dose exposure or a total of three months exposure who are interested and willing and able and still qualified to come back into a six month treatment study.

We hope to start that up by the end of the year so we can cut that data, at least the first few doses for the agency for 120 day safety update. But I won’t have as I said a cohort who had been treated for at least six months, stop for a year or more and then re-treated.

That will have to come in the future. I don’t have any other comment about other parts of the BLA.

Carol Werther:	What at this point if you hit the primary endpoint and let’s say two of the secondary endpoints, how do you think the secondary endpoints will be included in the label? Would that be in the clinical data section?

Zeb Horowitz:	I believe that this will be a review issue for the agency to be negotiated. It’s unprecedented to have this kind of data from, through well controlled trials. We do have in the SPA the specification that the secondary endpoints all come from a pooled analysis.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

So how the agency wants to include that in the label verbally when we discuss this at the end of phase two meeting, before obviously phase three and the SPA work, agreed to, we talked about it as the agency talked about it as being in the description of the clinical trial and the clinical results so it would be construed as a claim not an indication.

For an indication you need at least two well controlled trials, each showing the same endpoint. So my guess it potentially could be a claim. It would probably be in the description but this is all subject to FDA consideration and review.

And I wouldn’t speculate to tell you exactly how it’s going to come out (unintelligible).

Carol Werther:	And could you just describe how many flares people had to have to get into the two trials?

Zeb Horowitz:	Yeah. You know that’s an interesting point. And I’ll take advantage of saying that the baseline characteristics of the population despite what we set as minimum entry criteria, were remarkably similar across the phase one studies, the phase two, phase three and this natural history study.

We, our requirements for entry were not focused on symptoms. It was focused on the failure to normalize uric acid because that is the definition of treatment failure, today.

The symptoms we required were either three or more flares in the previous 18 months or one or more gout tophi or the presence of gout arthritis in one or more joints.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

So a patient would be eligible if they had a single gout (tophus), no gout flares in the previous 18 months, no gout arthritis but if they met the eligibility for failure to normalize the uric acid they would be eligible for the drug.

It turns out the patients had quite a heavy symptom burn but that was not required.

Carol Werther:	Okay. Thank you very much.

Operator:	Your next question will come from Peter McDonald with Wall Street Access.

Peter McDonald:	Thanks a lot. Most of my questions have been answered but I did have a question about the extension trial. Has there been a clear preference for any of the dosing regimens? Is it the every two weeks or once a month?

Zeb Horowitz:	In the open label what we’ve said still holds. And remember there is still about 10 patients pending so I don’t, they obviously haven’t made that decision yet. It’s about 60/40 roughly between the every four weeks and the every two weeks.

Peter McDonald:	Okay. And then, I may have missed this, but what type of data are you collecting in that?

Zeb Horowitz:	We are attempting to collect virtually all of the efficacy data that we collected in phase three. So we’re photographing patients for tophi, we’re looking at flare rates; we’re looking at tender and swollen joints.

We’re continuing collecting the quality of life instruments, SF 36 and HAQ-DI and of course we’re measuring plasmic uric acid and serum uric acid.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Peter McDonald:	Okay and then what, any chance that the FDA would require that data to be included in the BLA?

Zeb Horowitz:	We are, as Chris mentioned today, we have already cut the data from the open label for submission in the BLA, whatever data we have. And we will cut the data again probably in the first quarter for inclusion in the 120 day safety update.

That said, you know the agency can do anything in review so I can’t say they wouldn’t require more data. They always can. It’s not part of the, I want to make clear; the open label study is not part of the SPA. We think we’re going to have very satisfactory level of data and providing data on a fair number of patients for 12 months exposure, 18 months exposure and all that.

So my expectation is they will not ask for additional data that we haven’t provided. But you know one can never be certain about that.

Peter McDonald:	Thanks a lot.

Operator:	Your next question will come from the line of Leland Gershell with Cowan and Company.

Leland Gershell:	Hey. Thanks for taking the follow ups. I asked a question on safety evaluation. Since there is not a safety monitoring board in the trials how is safety evaluated? Are there certain criteria? Who makes the decisions? Is it the investigator versus the company?

How should we think about how safety is characterized either being an SAE versus, ah, you know non serious adverse event and so forth?

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Zeb Horowitz:	Yeah, well let me start from the end of that question. You know the rules governing the definition of SAE versus AE versus serious adverse events are not company rules. These are laid out by the FDA and are present in guidance and we’re simply following those rules.

So having a DSMB or not makes no difference what’s called an SAE and AE for serious adverse events. That’s FDA definitions. The presence or absence of a DSMB or data safety monitoring board does not change the evaluation of safety that goes into a BLA.

You report on changes from baseline and lab value shifts, min/max trends; you just report what the data is. Similarly you report what AEs occurred, what SAEs occurred, what serious AEs occurred; and the presence of a data monitoring board doesn’t help you with that. What a DSMB can do is help you during a study understand or advise you while you are blinded to treatment arm, whether you should stop dosing or drop a dose arm or stop treating a particular patient because they can unblind and help make a determination.

Do they think something is due to the drug? After the study is over the DSMB essentially doesn’t have that function anymore. You can always go to external consultants to advise you on how to understand your data, after database lock and unblinding but that’s separate from a DSMB, at least in general that’s separate.

Sometimes companies continue to use the DSMB to help understand data after database lock but that’s a different function.

Leland Gershell:	Okay.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Zeb Horowitz:	So you know, we, I and another physician in my group, analyze all the data on an ongoing basis. We see all the blinded safety data and we will be the ones most responsible for writing our interpretations of that data for the BLA submission.

Of course we may use external consultants to help us understand questions or advise us on the best way to understand that in the context of scientific literature. But there’s nothing magical about it.

Leland Gershell:	Okay. And since you have seen the blinded data, maybe this question was asked earlier, since you’ve been reviewing the blinded data is there any comment you can make on the overall rates infusion reactions today? Or there...

Zeb Horowitz:	Yeah, infusion reactions, I’ll comment on is what I’ve said before. We’re still by the time the patient finished the last dose, we still had an overall infusion reaction rate of about 6-1/2%-7% of all infusions given.

When we unblind we’ll be able to say what proportion of patients in each treatment arm had infusion reactions and that kind of thing. I can’t say that now because honestly I don’t know.

Leland Gershell:	Okay, fair enough. And then again on the blinded data, is there any comment you can make now on the profile of patients as they progress through the trial in terms of clinical benefits in general?

Zeb Horowitz:	No. I can’t comment on that at this time.

Leland Gershell:	Okay, great. Thanks very much for taking the questions.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Operator:	Your final question will come from the line of Kevin Tang with Tang Capital.

Kevin Tang:	Oh hi, thanks for taking my questions, a couple of clinical regulatory questions. First of all the, I understand you have an SPA. Can you review the clarity in which uric acid levels on its own would be an approvable endpoint?

In other words if you just achieve your primary endpoint but you do not achieve significance on any of the clinical endpoints which I guess are secondary endpoints, would that be an approvable drug in your view?

Zeb Horowitz:	Okay. Let me make absolutely clear what an SPA is. This is critical that everyone understand that. An SPA or a special protocol assessment is only an agreement between, a written agreement between sponsor and FDA on the design, the methods and the analysis of a pivotal or a key protocol for a drug registration.

It is not an agreement or a deal for approval or for labeling language or anything. It’s an agreement in how to conduct the critical study. And the language of the FDA guidance is such that it says if the FDA then is bound to that agreement and cannot after the fact say you should have done it differently. You should have picked a different endpoint. You should have powered it differently; you should have had a different patient population or a method of data acquisitions unless there is new science driving that change.

So if there’s no new science here, we believe that the agency will accept before registration, the design, the methods and analytical plan of the SPA. That said, the FDA has focused on uric acid as the primary endpoint in our study and every other study for gout because that’s what they have used as the hurdle registration.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

If you go back, if you go to the FDA website and go back to May I think 2004 or June 2004 the last time the FDA had an advisory panel on gout and gout drugs; and they were very clear and the advisory panel was very clear that although everyone is terribly interested in clinical outcomes such as tophi flares and gout arthritis and other signs and symptoms of gout, they must rely on uric acid endpoints, even though it’s not a validated surrogate marker because no one had ever obtained in rigorous controlled trials any of these other endpoints.

So for the agency this is unprecedented. It’s novel in the gout field and we expect a very lively and interesting review period.

Kevin Tang:	Okay, but, so to, but the question directly then, do you believe if you only achieve your primary endpoint and do not achieve significance on your secondary endpoints that the drug will be approved?

Zeb Horowitz:	As long, yes with the caveat that it’s always a matter of risk/benefit proposition. So as long as the safety profile is good enough, then I believe that we should be approvable on the basis of uric acid control only for this orphan population.

Kevin Tang:	Okay. And when was this advisory committee?

Zeb Horowitz:	I believe the FDA advisory committee was in May or June of 2004. That was the last time they had an advisory committee that I’m aware of in the gout field.

Kevin Tang:	And was it regarding the review of any drug?

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Zeb Horowitz:	I believe (cardium) discussed (oxypuranol) at that meeting. But it was a two day meeting. I think, one day was focused on acute gout and the other was on chronic gout. It was more in line with discussing new therapeutics and the possibility of revisiting approval requirements for gout.

Kevin Tang:	Okay. And then related, okay I’ll look that up, and then related to that, so obviously uric acid levels that’s a pharmacologic endpoint. It’s not a clinical endpoint.

So is that being considered a surrogate endpoint?

Zeb Horowitz:	You’re asking a tough question.

Kevin Tang:	I mean what regulatory, what, in other words if we go back to the HIV days you measured viral load. It was considered a surrogate endpoint. Drugs were approved on an accelerated basis to conditional approval to be later conferred by full approval, when later you confirmed that lowering in viral load led to better clinical outcomes.

So is this that framework? Or this would be a surrogate endpoint and you’d be approved on an accelerated basis to be later confirmed by clinical data?

Zeb Horowitz:	Yeah. I don’t think this has anything to do with an accelerated approval and phase four commitments. What this is is that in the field of gout the only endpoint that could be measured reliably was uric acid. So the agency and the advisory panel agreed that for the foreseeable future that was the only endpoint that could be held as a registration hurdle.

Now they recognize that companies, because I read a statement there describing our program, they knew that we and potentially others were very interested in going beyond uric acid in trying to actually measure in a rigorous way, effect on tophi, affect on flares, etc.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

You’ve got to remember uric acid itself has never been validated as a surrogate marker but the agency accepts it because that’s the only thing that could be measured.

So yes, at this time we think we can get approved and others can get approved only by showing value and safety around the uric acid control. If we go beyond that and are successful in our study design and outcomes, then perhaps it’s a change in paradigm.

But that has yet to be shown.

Kevin Tang:	Okay, a last question. The, you’re stating that your intent to treat analysis is based on patients who received at least one infusion, as opposed to patients randomized. Is that your understanding of what the FDA’s view of intent to treat is because that sounds different than my understanding?

Zeb Horowitz:	The FDA’s view can change with different protocols. That’s what we have submitted to the FDA in our statistical analysis plan and that’s our expectation. And to-date we have not heard otherwise from the agency.

I think we’re still in good shape if the agency wants to look at an ITT with all randomized patients. It’s hard to fathom how one would ascribe problems to a drug if they never go the drug. But you know I think the agency can look at it anyway they wish to.

Kevin Tang:	I think they usually call that a modified intent to treat with a little M. But anyway, all right, and the, I understand. So the difference would be if you did the 250 randomized you would basically have more dilution from dropouts if you will, right because you’d have (unintelligible).

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Zeb Horowitz:	225 were randomized. Yes.

Kevin Tang:	I’m sorry. 225. So you have 165 over 225 so you’d have kind of a less robust difference obviously because a lot of people didn’t get treated at all. So your view is even if you...

Zeb Horowitz:	Right.

Kevin Tang:	...did that you believe the 35% responder delta is readily achievable?

Zeb Horowitz:	Yeah. Because some of those patients would have been randomized and I don’t know where they were randomized, but, assuming that some of those patients would have been randomized for the treatment group the non response if you will because they never got drug, would have been played out across all arms just randomly.

Kevin Tang:	Right. And it would, but it would shrink the difference between the two arms obviously. But, okay I understand.

Zeb Horowitz:	Potentially.

Kevin Tang:	Okay. All right, well thank you very much.

Zeb Horowitz:	Sure.

Kevin Tang:	And good luck with the unblinding.

SAVIENT PHARMACEUTICALS
Moderator: Christopher Clement
10-31-07/9:00 am CT
Confirmation #20164473

Zeb Horowitz:	Sure. Thank you.

Operator:	And I would now like to turn the call back over to closing remarks.

Christopher Clement:	Thank you operator. Our fourth quarter is clearly going to be a very important period for the company as we analyze our phase three data and prepare to report top line clinical results in December.

All of us at Savient are dedicated to achieving this objective and we look forward to sharing our phase three results with you at that point in time. Thank you for joining us today. Happy Halloween.

Operator:	Ladies and gentlemen, this does conclude today’s teleconference. You may all disconnect.
END